Exhibit 99.3

ADAPTHEALTH HOLDINGS LLC

Item 1. Consolidated Financial Statements (Unaudited)

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

September 30, 2019 and December 31, 2018

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$8,822,532	$25,185,681
Accounts receivable, net	73,670,396	53,016,649
Inventory	14,233,639	7,672,646
Prepaid and other current assets	6,350,953	4,915,277
Total current assets	103,077,520	90,790,253
Equipment and other fixed assets, net	66,706,469	61,601,350
Goodwill	245,346,006	202,436,212
Other assets	5,892,781	5,049,628
Deferred tax asset	6,964,502	9,079,190
Total assets	$427,987,278	$368,956,633
Liabilities and Members’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$90,456,428	$85,558,419
Current portion of capital lease obligations	21,656,103	20,814,404
Current portion of long-term debt	8,893,701	7,089,976
Deferred revenue	9,097,423	7,508,428
Other liabilities	8,608,991	14,705,719
Total current liabilities	138,712,646	135,676,946
Long-term debt, less current portion	410,538,425	127,094,723
Capital lease obligations, less current portion	236,436	172,467
Other long-term liabilities	15,197,774	3,243,839
Total liabilities	564,685,281	266,187,975
Commitments and contingencies
Members’ equity (deficit)
Membership units	136,130,966	113,274,181
Controlling interest members’ deficit	(276,541,697)	(13,370,648)
Accumulated other comprehensive income	850,119	—
Total equity (deficit) attributable to AdaptHealth Holdings LLC	(139,560,612)	99,903,533
Noncontrolling interest in subsidiaries	2,862,609	2,865,125
Total members’ equity (deficit)	(136,698,003)	102,768,658
Total liabilities and members’ equity (deficit)	$427,987,278	$368,956,633

See accompanying notes to unaudited interim consolidated financial statements.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Consolidated Statements of Income (Loss) (Unaudited)

Nine Months Ended September 30, 2019 and 2018

	Nine Months Ended September 30,
	2019	2018
Revenue:
Revenue, net of contractual allowances and discounts	$400,958,624	$246,092,513
Provision for doubtful accounts	(20,854,931)	(9,466,570)
Net revenue less provision for doubtful accounts	380,103,693	236,625,943
Costs and expenses:
Cost of net revenue	317,174,530	199,586,119
General and administrative expenses	31,508,619	12,229,504
Depreciation, excluding patient equipment depreciation	2,439,207	2,292,992
Total costs and expenses	351,122,356	214,108,615
Operating income	28,981,337	22,517,328
Interest expense (includes loss of $12,358,728 and gain of $280,861 representing change in fair value of interest rate swaps, respectively)	31,650,578	5,199,799
Loss on extinguishment of debt, net	2,121,451	1,398,929
(Loss) income before income taxes	(4,790,692)	15,918,600
Income tax expense (benefit)	5,443,535	(4,518,772)
Net (loss) income	(10,234,227)	20,437,372
Net income attributable to noncontrolling interests	1,335,867	680,894
Net (loss) income attributable to AdaptHealth Holdings LLC	$(11,570,094)	$19,756,478

See accompanying notes to unaudited interim consolidated financial statements.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

Nine Months Ended September 30, 2019 and 2018

	Nine Months Ended September 30,
	2019	2018
Net (loss) income	$(10,234,227)	$20,437,372
Other comprehensive income:
Interest rate swap agreements	850,119	—
Comprehensive (loss) income	(9,384,108)	20,437,372

Net income attributable to noncontrolling interests	1,335,867	680,894
Comprehensive (loss) income attributable to AdaptHealth Holdings LLC	$(10,719,975)	$19,756,478

See accompanying notes to unaudited interim consolidated financial statements.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Consolidated Statements of Changes in Members’ Equity (Deficit) (Unaudited)

Nine months ended September 30, 2019 and 2018

								Controlling	Accumulated
	Membership units							interest	other	Noncontrolling
	Common		Preferred		Investor		Total	members’	comprehensive	interest in
	units	Amount	units	Amount	units	Amount	amount	deficit	income	subsidiaries	Total
Balance, December 31, 2018	182,420	$108,406,906	2,112,500	$2,112,500	2,885,858	$2,754,775	$113,274,181	$(13,370,648)	$—	$2,865,125	$102,768,658
Issuance of Common Units, net of offering costs of $837,156	37,050	19,162,844	—	—	—	—	19,162,844	—	—	—	19,162,844
Conversion of Investor Units to Common Units	14,719	2,754,775	—	—	(2,885,858)	(2,754,775)	—	—	—	—	—
Redemption of Preferred Units	—	—	(2,112,500)	(2,112,500)	—	—	(2,112,500)	(1,600,955)	—	—	(3,713,455)
Equity-based compensation	9,852	5,806,441	—	—	—	—	5,806,441	—	—	—	5,806,441
Distributions to members	—	—	—	—	—	—	—	(250,000,000)	—	—	(250,000,000)
Distributions to noncontrolling interest	—	—	—	—	—	—	—	—	—	(1,338,383)	(1,338,383)
Change in fair value of interest rate swaps, net of reclassification adjustment	—	—	—	—	—		—	—	850,119	—	850,119
Net (loss) income	—	—	—	—	—	—	—	(11,570,094)	—	1,335,867	(10,234,227)
Balance, September 30, 2019	244,041	$136,130,966	—	$—	—	$—	$136,130,966	$(276,541,697)	$850,119	$2,862,609	$(136,698,003)

								Controlling	Accumulated
	Membership units							interest	other	Noncontrolling
	Common		Preferred		Investor		Total	members’	comprehensive	interest in
	units	Amount	units	Amount	units	Amount	amount	deficit	income	subsidiaries	Total
Balance, December 31, 2017	128,192	$28,904,351	2,112,500	$2,112,500	2,569,455	$2,438,372	$33,455,223	$(36,180,242)	$—	$2,088,359	$(636,660)
Issuance of Common Units for acquisitions	39,526	61,638,895	—	—	—	—	61,638,895	—	—	—	61,638,895
Cashless exercise of warrants	3,900	134,350	—	—	—	—	134,350	(134,350)	—	—	—
Accrued return on Investor Units	—	—	—	—	232,172	232,172	232,172	(232,172)	—	—	—
Equity-based compensation	—	570,389	—	—	—	—	570,389	—	—	—	570,389
Distributions to noncontrolling interest	—	—	—	—	—	—	—	—	—	(300,000)	(300,000)
Net income	—	—	—	—	—	—	—	19,756,478	—	680,894	20,437,372
Balance, September 30, 2018	171,618	$91,247,985	2,112,500	$2,112,500	2,801,627	$2,670,544	$96,031,029	$(16,790,286)	$—	$2,469,253	$81,709,996

See accompanying notes to unaudited interim consolidated financial statements.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

Nine Months Ended September 30, 2019 and 2018

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(10,234,227)	$20,437,372
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	45,076,331	33,011,415
Equity-based compensation	5,806,441	570,389
Deferred income tax	2,114,688	(5,045,261)
Change in fair value of interest rate swaps, net of reclassification adjustment	12,141,076	(280,861)
Provision for doubtful accounts	20,854,931	9,466,570
Amortization of deferred financing costs	830,287	340,978
Write-off of deferred financing costs	2,121,451	1,219,205
Gain on debt extinguishment	—	(800,000)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(38,104,970)	(11,289,810)
Due from affiliates and related parties	—	700,791
Inventory	(2,388,003)	1,640,685
Prepaid and other assets	(2,381,307)	(4,866,675)
Accounts payable and accrued expenses	7,337,040	(1,957,408)
Net cash provided by operating activities	43,173,738	43,147,390
Cash flows from investing activities:
Purchases of equipment and other fixed assets	(14,452,473)	(7,885,440)
Payments for business acquisitions, net of cash acquired	(47,946,259)	(78,162,954)
Net cash used in investing activities	(62,398,732)	(86,048,394)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt	317,000,000	140,000,000
Payments on long-term debt	(156,062,245)	(23,113,743)
Proceeds from issuance of promissory note payable	100,000,000	—
Proceeds from issuance of Common Units	20,000,000	—
Payments for equity issuance costs	(837,156)	—
Payments of deferred financing costs	(9,027,753)	(2,715,849)
Payments on capital leases	(28,659,163)	(18,894,233)
Borrowings on lines of credit	28,500,000	24,750,000
Payments on lines of credit	—	(59,218,647)
Distributions to members	(250,000,000)	—
Payments for redemption of Preferred Units	(3,713,455)	—
Payment of contingent consideration	(13,000,000)	—
Payments for debt prepayment penalties	—	(979,724)
Distributions to noncontrolling interest	(1,338,383)	(300,000)
Net cash provided by financing activities	2,861,845	59,527,804
Net (decrease) increase in cash and cash equivalents	(16,363,149)	16,626,800
Cash and cash equivalents at beginning of period	25,185,681	4,274,334
Cash and cash equivalents at end of period	$8,822,532	$20,901,134
Supplemental disclosures:
Cash paid for interest	$15,769,026	$4,368,900
Cash paid for income taxes	$492,010	$405,205
Noncash investing and financing activities:
Equipment acquired under capital lease obligations	$29,564,831	$19,001,154
Unpaid equipment and other fixed asset purchases at end of period	$8,483,482	$10,106,508
Seller note issued in connection with acquisition of Gould’s Discount Medical, LLC	$2,000,000	$—
Contingent purchase price in connection with acquisitions	$6,425,000	$15,250,000
Deferred purchase price in connection with acquisition of American Ancillaries, Inc.	$1,500,000	$—
Convertible debt issued in connection with acquisition of Verus Healthcare, Inc.	$—	$16,845,937

See accompanying notes to unaudited interim consolidated financial statements.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

(1)           General Information

Nature of Business

AdaptHealth Holdings LLC and Subsidiaries (the Company) is a provider of home healthcare equipment and related services, including home oxygen, respiratory medications and sleep therapy equipment and services, to both commercial organizations and directly to end users. The Company’s primary operations are throughout the United States of America and the District of Columbia.

Basis of Presentation

The accompanying interim consolidated financial statements are unaudited and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.  They should be read in conjunction with the consolidated financial statements and related notes of AdaptHealth Holdings LLC and Subsidiaries for the year ended December 31, 2018. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

The accompanying consolidated interim financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. As of September 30, 2019 and December 31, 2018, approximately 97% of the Company’s net accounts receivable are from Medicare, Medicaid and insurance companies pursuant to primary and co-insurance contracts and 3% from patients under co-pay or private plan arrangements. Credit evaluations, account monitoring procedures and a third party collection agent are utilized to minimize the risk of loss. Collateral is not required.

Cost-containment efforts of governmental organizations, primarily Medicare, could have a material adverse effect on the Company’s sales and profitability. Medicare typically awards contracts on a category-by-category basis through a competitive bidding process. Bids are generally solicited from multiple distributors with intention of driving down pricing. The Company was previously in a protected three year window which expired in 2016. The Company was able to maintain protection for the round two recompete contracts that became effective on July 1, 2016 and expired on December 31, 2018. Subsequent to December 31, 2018, any registered suppliers can provide equipment and services in all areas.

Concentration of customers

The Company provides and distributes medical equipment and health care services, including home oxygen, respiratory medications and sleep therapy equipment and services, to both commercial organizations and directly to end users.  This results in a customer concentration relating to Medicare’s service reimbursement programs. During the nine months ended September 30, 2019 and 2018, the Company derived approximately 32% and 37% of its net revenue from government healthcare programs, including Medicare and

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

Medicaid, respectively. Concentration of credit risk with respect to other payors is limited due to the large number of such payors and varied geographical locations.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09) (Accounting Standards Codification (ASC) Topic 606), which supersedes all existing revenue recognition requirements, including guidance specific to the healthcare industry. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services, and requires enhanced disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance allows for adoption using a full retrospective method, or a modified retrospective method. Subsequent to the issuance of ASU 2014-09, the FASB also issued several updates related to ASU 2014-09 including deferring its adoption date. The new guidance is required for the Company for the annual reporting period beginning January 1, 2019, and for interim reporting periods beginning January 1, 2020. The new standard will impact amounts presented in certain categories on the Company’s consolidated statements of income (loss), as upon adoption, the majority of amounts currently classified as provision for doubtful accounts will be reflected as implicit price concessions, and therefore a direct reduction to revenue, net of contractual allowances and discounts. Other than as described above, the standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations and cash flows. However, there will be expanded disclosures required.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The lease liability will be equal to the present value of lease payments, with the right-of-use asset equal to the lease liability. The classification criteria for distinguishing between finance (or capital) leases and operating leases are substantially similar to the previous lease guidance, but with no explicit bright lines. As such, operating leases will result in straight-line rent expense similar to current practice. For short term leases (term of 12 months or less), a lessee is permitted to make an accounting election not to recognize lease assets and lease liabilities, which would generally result in lease expense being recognized on a straight-line basis over the lease term. The new guidance is required for the Company for the annual reporting period beginning January 1, 2020, and interim reporting periods beginning January 1, 2021. In October 2019, the FASB approved a proposal that would extend the adoption date of the new standard for the Company. The FASB expects to issue an ASU containing this decision by December 31, 2019, which would require the Company to adopt the new standard for the annual reporting period beginning January 1, 2021, and interim reporting periods beginning January 1, 2022. The standard requires a transition adoption election using either 1) a modified retrospective approach with periods prior to the adoption date being recast or 2) a prospective adoption approach with a cumulative-effect adjustment recognized to the opening balance of retained earnings on the adoption date with prior periods not recast. The Company anticipates adopting this standard using the prospective adoption approach and electing the practical expedients allowed under the standard. The adoption of this standard is expected to have a material impact on the Company’s financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (ASC Topic 350): Simplifying the Test for Goodwill Impairment, which will eliminate the requirement to calculate the implied fair value of goodwill, commonly referred to as “Step 2” in the current goodwill impairment test. An entity will still have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. This guidance will be effective for annual and interim impairment tests performed in annual reporting periods beginning after December 15, 2020, and early adoption is permitted for annual or

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

interim impairment tests performed after January 1, 2017. The Company is still evaluating the impact that this standard will have on the Company’s results of operations.

(2)           Significant Transactions

Acquisitions

During the nine months ended September 30, 2019 and 2018, the Company made the following acquisitions to strengthen its current market share in existing markets or to expand into new markets. Each of the following acquisitions was accounted for using the acquisition method pursuant to the requirements of FASB ASC Topic 805, Business Combinations, and are included in the accompanying interim consolidated financial statements since the respective acquisition date.  The goodwill generated from these acquisitions is attributable to expected growth and cost synergies and the expected contribution of each acquisition to the overall Company strategy. The goodwill from these acquisitions is expected to be deductible for tax purposes. Also, see subsection, “Pro-forma information” of this Note 2 for further pro-forma information on net revenue less provision for doubtful accounts and operating income.

Certain estimated fair values of the net assets of acquired businesses as determined below are subject to change resulting from such items as working capital adjustments post acquisition. As a result, the acquisition accounting for acquired businesses could change in subsequent periods resulting in adjustments to goodwill once finalized.

Nine months ended September 30, 2019

On January 2, 2019, the Company purchased 100% of the stock of Gould’s Discount Medical, LLC (Goulds). Goulds is headquartered in Louisville, Kentucky and provides home medical equipment, supplies, and respiratory products such as home oxygen and sleep apnea equipment. The total consideration was $24,264,344, inclusive of an initial cash payment of $20,764,344, the issuance of a promissory note in the amount of $2,000,000 (payable in six equal quarterly installments commencing on September 30, 2019 and accruing 5.0% interest annually), and potential contingent earn-out payments in an aggregate amount up to $1,500,000.

On July 5, 2019, the Company purchased certain assets relating to the durable medical equipment business of SleepMed Therapies, Inc. (SleepMed).  SleepMed is a durable medical equipment company headquartered in Atlanta, GA and provides positive airway pressure devices and related supplies to customers in their homes or other alternative site care facilities. The total consideration was $15,405,000, inclusive of an initial cash payment of $11,405,000 and potential contingent earn-out payments in an aggregate amount up to $4,000,000.

On July 31, 2019, the Company purchased 100% of the stock of American Ancillaries, Inc. (AA Medical).  AA Medical is headquartered in Nevada and provides respiratory and durable medical equipment and services. The total consideration was $4,473,000, inclusive of an initial cash payment of $2,973,000 and potential deferred payments in an aggregate amount up to $1,500,000 to be paid subsequent to closing based on certain conditions.

On August 16, 2019, the Company purchased certain assets relating to the durable medical equipment business of Classic SleepCare LLC (Classic).  Classic is a durable medical equipment company headquartered in Agoura Hills, CA and provides positive airway pressure devices and related supplies to customers in their homes or other alternative site care facilities. The total consideration was $6,050,000, inclusive of an initial cash payment of $5,525,000 and potential contingent earn-out payments in an aggregate amount up to $525,000.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

During the nine months ended September 30, 2019, the Company also completed acquisitions of multiple individually immaterial businesses.  The total consideration was $7,496,040, inclusive of initial cash payments of $7,096,040 and potential earn-out payments in an aggregate amount up to $400,000. The results of these acquired companies were immaterial to the Company’s results for the nine months ended September 30, 2019.

The following table summarizes the allocation of the purchase price to the estimated fair values of the net assets acquired at the date of the transactions:

	Goulds	SleepMed	AA Medical	Classic	Other	Total
Cash	$117,000	—	—	—	—	117,000
Accounts receivables	2,968,010	—	435,698	—	—	3,403,708
Inventory	2,452,777	266,759	143,513	—	1,309,941	4,172,990
Prepaid and other current assets	11,835	—	—	—	—	11,835
Equipment and other fixed assets	3,352,330	1,274,083	1,188,650	717,815	3,705,549	10,238,427
Goodwill	18,113,420	14,129,158	3,155,566	5,380,795	3,104,550	43,883,489
Deferred revenue	(485,000)	(265,000)	(89,385)	(48,610)	(624,000)	(1,511,995)
Accounts payable and accrued expenses	(2,266,028)	—	(361,042)	—	—	(2,627,070)
Net assets acquired	$24,264,344	15,405,000	4,473,000	6,050,000	7,496,040	57,688,384

Nine months ended September 30, 2018

On May 17, 2018, as set forth in a Contribution and Exchange Agreement, the members of PPS HME Holdings LLC (PPS) contributed all their membership units in PPS to AdaptHealth LLC (AdaptHealth), a subsidiary of the Company, in exchange for cash consideration of $7,000,000 and 31,091 Common Units with a value of $48,484,848. PPS provides home oxygen, respiratory medications and sleep therapy equipment and services. Prior to the May 17, 2018 transaction, in May 2017, MedStar Surgical & Breathing Equipment, Inc (MedStar), a subsidiary of AdaptHealth, entered into an Administrative Services Agreement with Braden Partners L.P. (BP), a subsidiary of PPS. Under the agreement, MedStar provides management, consulting and administrative support to all BP’s business operations. During the six months ended June 30, 2018, prior to the May 17, 2018 transaction, AdaptHealth recorded management fee income of $576,458 related to this agreement, which is included in net revenue less provision for doubtful accounts in the accompanying consolidated statements of income (loss). At May 17, 2018, AdaptHealth had accounts receivable of $1,715,430 with BP, which primarily related to unpaid management fees, which was settled as part of the May 17, 2018 transaction. The settlement of this receivable was included in the total consideration for purposes of the acquisition accounting for the transaction.

On May 17, 2018, the Company entered into an Agreement and Plan of Merger with Verus Healthcare, Inc. (Verus) in which the Company purchased 100% of the stock of Verus for total consideration of $100,399,268, inclusive of cash payments of $58,399,284, issuance of 8,435 Common Units with a value of $13,154,047, issuance of convertible notes of $16,845,937, and contingent consideration of $12,000,000. Verus is headquartered in Tennessee and provides and distributes various types of medical equipment and health care services, including respiratory medications, sleep therapy equipment and services and nutrition products, to both commercial organizations and directly to end users. The contingent consideration was based on the achievement of certain financial targets after the transaction. Verus achieved these targets and amounts were paid in February 2019; accordingly, the contingent consideration was included within other current liabilities in the accompanying consolidated balance sheets at December 31, 2018. The parties intended that the convertible notes would convert to equity which occurred on December 31, 2018; such convertible notes

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

converted to 10,802 Common Units. During the nine months ended September 30, 2018, the Company recorded $175,011 of interest expense relating to the convertible notes.

On July 31, 2018, the Company purchased 100% of the stock of Home Medical Express, Inc. (HME) for total consideration of $13,250,000, inclusive of an initial cash payment of $9,000,000, an escrow payment of $1,000,000, and estimated contingent consideration of $3,250,000 (which represented the maximum payout under the agreement and was recorded as a contingent payment liability at the acquisition date). HME is headquartered in Illinois and provides respiratory and durable medical equipment and services. The escrow payment was made at closing and was due to the sellers on the first anniversary of the closing date, subject to certain conditions after the closing date, with any amounts not paid to the sellers to be paid back to the Company. Refer to Note 4, Goodwill, for additional information. The estimated contingent consideration consisted of potential payments upon the achievement of certain financial targets for the first and second years after the transaction ($1,625,000 each year). Based on HME’s actual results during the first year after closing, $1,000,000 of the first year payout was earned and paid to the sellers during the three months ended September 30, 2019 which reduced the initial contingent payment liability. As part of a separate arrangement executed in September 2019, the Company provided the sellers with the potential to receive the unearned portion of the first year payout based on revised financial targets through the end of 2019. Based on management’s assessment of the probability of achievement of such revised targets, $625,000 was recorded in other current liabilities at September 30, 2019 in the accompanying consolidated balance sheets. The accounting for the payment of the first year payout and the arrangement to potentially earn the unearned portion of the first year payout had no impact to goodwill recorded during the nine months ended September 30, 2019.

The following table summarizes the allocation of the purchase price to the estimated fair values of the net assets acquired at the date of the transactions:

	PPS	Verus	HME
Cash	$407,456	1,449,817	100,000
Accounts receivables	12,126,481	7,795,765	2,200,774
Inventory	1,344,535	2,923,211	75,493
Prepaid and other current assets	995,048	466,114	35,960
Equipment and other fixed assets	20,357,062	5,895,113	2,165,448
Deferred tax asset	—	6,525,269	—
Other assets	1,927,355	838,008	37,956
Goodwill	49,660,338	91,829,157	13,230,987
Accounts payable and accrued expenses	(20,484,673)	(11,963,664)	(3,180,531)
Deferred revenue	(1,677,813)	(306,194)	(341,667)
Capital lease obligations	(6,395,438)	(3,793,103)	(1,074,420)
Deferred tax liability	(321,974)	—	—
Other long-term liabilities	(738,099)	(1,260,225)	—
Net assets acquired	$57,200,278	100,399,268	13,250,000

Pro-Forma Information (unaudited)

The unaudited supplemental pro-forma financial information has been provided for illustrative purposes only. The unaudited pro-forma financial information does not purport to be indicative of the actual results that would have been achieved by the combined companies for the periods presented, or of the results that may be achieved by the combined companies in the future. Future results may vary significantly from the results

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

reflected in the following unaudited pro-forma financial information because of future events and transactions, as well as other factors, many of which are beyond the Company’s control.

The unaudited pro-forma combined financial information presented below has been prepared by adjusting the historical results of the Company to include the historical results of the significant acquisitions described above. The unaudited pro-forma financial information does not include any adjustments to reflect the impact of cost savings or other synergies that may result from these acquisitions. As noted above, the unaudited pro-forma financial information does not purport to be indicative of the actual results that would have been achieved by the combined companies for the periods presented or that may be achieved by the combined company in the future.

The information in the following table represents net revenue and operating income for the nine months ended September 30, 2019 and 2018 had the Company consolidated its 2019 and 2018 significant acquisitions in those periods.

	Nine months ended
	September 30,
	2019	2018
Net revenue less provision for doubtful accounts	$404,411,160	$360,589,263
Operating income	$30,867,518	$15,947,351

The above results do not include interest expense associated with debt incurred to fund the cash consideration paid for the acquisitions.

Results of Businesses Acquired

The amount of net revenue and operating income of the significant acquisitions in 2019 since the respective acquisition dates included in the Company’s interim consolidated statements of net income (loss) for the nine months ended September 30, 2019 are as follows:

Nine months ended
September 30, 2019
Net revenue less provision for doubtful accounts	$35,734,327
Operating income	$5,917,780

March 2019 Recapitalization Transactions

During the nine months ended September 30, 2019, the Company entered into a number of agreements, amendments and new financing facilities (herein after referred to as the March 2019 Recapitalization Transactions).  For further information on these debt refinancings, see Note 9, Debt.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

(3)                                 Equipment and Other Fixed Assets

Equipment and other fixed assets as of September 30, 2019 and December 31, 2018 are as follows:

	September 30,	December 31,
	2019	2018
Patient medical equipment	$115,770,057	$123,881,314
Vehicles	4,324,941	3,903,819
Other	14,107,285	12,704,131
	134,202,283	140,489,264
Less accumulated depreciation	(67,495,814)	(78,887,914)
	$66,706,469	$61,601,350

Depreciation expense was $45,076,331 and $33,011,415 for the nine months ended September 30, 2019 and 2018, respectively.  During the nine months ended September 30, 2019, the Company wrote off $56,286,209 of fully depreciated patient medical equipment.  Write-offs for the nine months ended September 30, 2018 were not material.

(4)                                 Goodwill

The change in the carrying amount of goodwill for the nine months ended September 30, 2019 was as follows:

		Accumulated
	Gross carrying	impairment	Net carrying
	amount	losses	amount
Balance at December 31, 2018	$202,436,212	$—	$202,436,212
Acquired goodwill during the period	43,883,489	—	43,883,489
Receipt of prior escrow payment	(504,000)	—	(504,000)
Other	(469,695)	—	(469,695)
Balance at September 30, 2019	$245,346,006	$—	$245,346,006

As discussed in Note 2, Acquisitions, in connection with the acquisition of HME in 2018, the Company made an escrow payment of $1,000,000 that would either be due to the sellers or paid back to the Company within one year subject to certain conditions after closing. Based on the outcome of such conditions, the Company received $504,000 of the escrow funds during the nine months ended September 30, 2019 and recorded that amount as a reduction of goodwill. The other in the table above primarily relates to working capital and other measurement period adjustments relating to businesses that were acquired by the Company during 2018.

(5)                                 Fair Value of Assets and Liabilities

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. A hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the Company’s degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases an asset or liability is classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition in the future may cause the Company’s financial instruments to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3. During the nine months ended September 30, 2019 and 2018, the Company did not have any reclassifications in levels.

Each period, the Company evaluates the fair value of acquisition-related contingent consideration obligations. The Company estimates the fair value of acquisition-related contingent consideration obligations by applying the income approach using a probability-weighted discounted cash flow model. This fair value measurement is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value. The Company records any increases in the fair value as contingent consideration expense and decreases in the fair value as a reduction of contingent consideration expense. Contingent consideration obligations of $8,050,000 were outstanding at September 30, 2019 which related to business acquisitions that occurred during the nine months ended September 30, 2019 and in July 2018. Contingent consideration obligations of $15,250,000 were outstanding at December 31, 2018 which related to business acquisitions in May 2018 and July 2018, of which $13,000,000 was paid during the nine months ended September 30, 2019.  At September 30, 2019 and December 31, 2018, the amounts recognized for these contingent consideration arrangements, the range of outcomes, and the assumptions used to develop the estimates had not materially changed from the respective acquisition dates.

Currently, the Company uses interest rate swap agreements to manage interest rate risk by converting a portion of its variable rate borrowings to a fixed rate and recognizes these derivative instruments as either assets or liabilities in the accompanying consolidated balance sheets at fair value. The valuation of these derivative instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of the Company’s interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash payments receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. To comply with the provisions of FASB ASC Topic 820, Fair Value Measurement, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the Company’s derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and the respective counterparties.  The Company has determined that the significance of the impact of the credit valuation adjustments made to its derivative contracts, which determination was based on the fair value of each individual contract, was not significant to the overall valuation. As a result, all of the Company’s derivatives held as of September 30, 2019 and December 31, 2018 were classified as Level 2 of the fair value hierarchy.  Refer to Note 6, Derivative Instruments and Hedging Activities, for additional information regarding the Company’s derivative instruments.

The following table presents the valuation of the Company’s financial assets and liabilities as of September 30, 2019 and December 31, 2018 measured at fair value on a recurring basis.  The fair value estimates presented herein are based on information available to management as of September 30, 2019 and December 31, 2018.  These estimates are not necessarily indicative of the amounts the Company could ultimately realize.

	Level 1	Level 2	Level 3	Fair Value
September 30, 2019
Assets
Money market accounts	$4,947	$—	$—	$4,947
Total assets measured at fair value	$4,947	$—	$—	$4,947

Liabilities
Acquisition-related contingent consideration obligations-short term	$—	$—	$3,725,000	$3,725,000
Acquisition-related contingent consideration obligations-long term	—	—	4,325,000	4,325,000
Interest rate swap agreements	—	10,741,159	—	10,741,159
Total liabilities measured at fair value	$—	$10,741,159	$8,050,000	$18,791,159

	Level 1	Level 2	Level 3	Fair Value
December 31, 2018
Assets
Money market accounts	$16,126,899	$—	$—	$16,126,899
Interest rate swap agreements	—	943,134	—	943,134
Total assets measured at fair value	$16,126,899	$943,134	$—	$17,070,033

Liabilities
Acquisition-related contingent consideration obligations-short term	$—	$—	$13,625,000	$13,625,000
Acquisition-related contingent consideration obligations-long term	—	—	1,625,000	1,625,000
Interest rate swap agreements	—	396,302	—	396,302
Total liabilities measured at fair value	$—	$396,302	$15,250,000	$15,646,302

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

There were no changes in the estimated the fair values of the Company’s financial assets and liabilities that are measured using significant unobservable inputs (Level 3) for the nine months ended September 30, 2019 and 2018.

The carrying amounts of cash and cash equivalents, accounts receivable, prepaid and other current assets, accounts payable and accrued expenses approximate their fair value because of the short-term maturity of these financial instruments.

The carrying amount of long-term debt and obligations under capital leases approximates fair value because these financial instruments bear interest at rates that approximate current market rates for debt with similar maturity and credit quality, and because the borrowings under the Company’s long-term debt arrangements bear interest at the variable rates described in Note 9, Debt.

The Company’s non-financial assets measured on a non-recurring basis were as follows:

	September 30,	December 31,
	2019	2018
Significant unobservable inputs (Level 3):
Goodwill (annual impairment assessment)	$245,346,006	$202,436,212

(6)   Derivative Instruments and Hedging Activities

FASB ASC Topic 815, Derivatives and Hedging (ASC 815), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As discussed in Note 5, Fair Value of Assets and Liabilities, and as required by ASC 815, the Company records all derivatives on its consolidated balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the earnings effect of the hedged forecasted transactions in a cash flow hedge.

The Company is exposed to certain risk arising from economic conditions. The Company principally manages its exposures to interest rate risk through the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage differences in the amount, timing and duration of the Company’s known or expected cash payments principally related to the Company’s variable rate borrowings.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy.  Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

For derivatives designated and that qualify as cash flow hedges of interest rate risk, the gain or loss on the derivative is recorded in accumulated other comprehensive income and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. In the twelve months subsequent to September 30, 2019, the Company estimates that an additional $767,000 will be reclassified as a reduction to interest expense.

As of September 30, 2019 and December 31, 2018, the Company had outstanding interest rate derivatives with third parties in which the Company pays a fixed interest rate and receives a rate equal to the one-month LIBOR. The notional associated with the swap agreements was $250,000,000 and $85,000,000 as of September 30, 2019 and December 31, 2018, respectively, and have a maturity date at certain dates through March 2024.  Prior to August 22, 2019, the interest rate swap agreements were not designated as cash flow hedging instruments for accounting purposes and accordingly changes in fair value of the interest rate swap agreements were recorded in earnings. On August 22, 2019, in accordance with the provisions of ASC 815 and FASB ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, the Company designated its swaps as effective cash flow hedges of interest rate risk. Accordingly, subsequent to August 22, 2019, changes in the fair value of the interest rate swaps are recorded as a component of accumulated other comprehensive income within members’ equity and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheets at September 30, 2019 and December 31, 2018.

	As of September 30, 2019
	Balance Sheet	Fair Value
	Location	Asset (Liability)
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other current liabilities	$(2,070,621)
Interest rate swap agreements	Other long-term liabilities	(8,670,538)

Total derivatives designated as hedging instruments		$(10,741,159)

	As of December 31, 2018
	Balance Sheet	Fair Value
	Location	Asset (Liability)
Derivatives not designated as hedging instruments:
Interest rate swap agreements	Prepaid and other current assets	$943,134
Interest rate swap agreements	Other current liabilities	(396,302)
Total derivatives not designated as hedging instruments		$546,832

The table below presents the effect of cash flow hedge accounting on accumulated other comprehensive income during the nine months ended September 30, 2019. There was no effect on accumulated other comprehensive income during the nine months ended September 30, 2018.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

	Nine Months Ended September 30, 2019
	Amount of Gain	Location of Gain	Amount of Gain
	or (Loss)	or (Loss) Reclassified	or (Loss) Reclassified
	Recognized in	from Accumulated	from Accumulated
	OCI on Derivative	OCI into Income	OCI into Income
Derivatives in cash flow hedging relationships:
Interest rate swap agreements	$1,067,771	Interest expense	$217,652
Total	$1,067,771		$217,652

The table below presents the effect of the Company’s derivative financial instruments that were not designated as hedging instruments on the consolidated statements of income (loss) during the nine months ended September 30, 2019 and 2018 and represents the change in fair value of the Company’s interest rate swap agreements during such periods.

	Nine Months Ended September 30, 2019
	Location of Gain or (Loss)	Amount of Gain or (Loss)
	Recognized in Income	Recognized in Income
	on Derivative	on Derivative
Derivatives Not Designated as Hedging Instruments:
Interest rate swap agreements	Interest Expense	$(12,358,728)
Total		$(12,358,728)

	Nine Months Ended September 30, 2018
	Location of Gain or (Loss)	Amount of Gain or (Loss)
	Recognized in Income	Recognized in Income
	on Derivative	on Derivative
Derivatives Not Designated as Hedging Instruments:
Interest rate swap agreements	Interest Expense	$280,861
Total		$280,861

(7)   Deferred Financing Costs

The change in the carrying amount of deferred financing costs for the nine months ended September 30, 2019 was as follows:

Balance at December 31, 2018	$2,258,253
Capitalized fees	9,027,753
Amortization	(830,287)
Write-off due to debt refinancing	(2,121,451)

Balance at September 30, 2019	$8,334,268

Amortization expense relating to deferred financing costs was $830,287 and $340,978 during the nine months ended September 30, 2019 and 2018, respectively, and is included in interest expense in the accompanying consolidated statements of income (loss).  The write-off of deferred financing costs is included in loss on extinguishment of debt, net in the accompanying consolidated statements of income (loss) for the nine months ended September 30, 2019.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

(8)   Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of September 30, 2019 and December 31, 2018 consisted of the following:

	September 30,	December 31,
	2019	2018
Accounts payable	$70,807,292	$70,603,562
Employee related accruals	5,863,299	9,142,347
Self insurance reserves	1,010,205	1,304,335
Accrued interest	3,326,743	404,015
Other	9,448,889	4,104,160

Accounts payable and accrued expenses	$90,456,428	$85,558,419

(9)   Debt

The following is a summary of long-term debt as of September 30, 2019 and December 31, 2018:

	September 30,	December 31,
	2019	2018
Secured term loans	$296,250,000	$134,875,000
Revolving credit facility	28,500,000	—
Note payable	100,000,000	—
Seller note (see Note 2)	1,666,667	—
Auto loans	68,030	171,942
Unamortized deferred financing fees	(7,052,571)	(862,243)
	419,432,126	134,184,699
Current portion	(8,893,701)	(7,089,976)

	$410,538,425	$127,094,723

Interest expense related to long-term debt agreements, including amortization of deferred financing costs and payments made under the Company’s interest rate swap agreements, for the nine months ended September 30, 2019 and 2018 was $19,447,319 and $5,248,241, respectively.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

In March 2019, the Company signed the Third Amended and Restated Credit and Guaranty Agreement and restructured its debt borrowings with its bank group. The maturity of total debt, excluding unamortized deferred financing fees, at September 30, 2019 is as follows:

Twelve months ended September 30,
2020	$8,893,701
2021	11,590,996
2022	15,000,000
2023	15,000,000
2024	276,000,000
Thereafter	100,000,000
Total debt maturity	$426,484,697

Long-Term Debt

The March 2019 debt restructuring consisted of $425,000,000 in credit facilities, which includes a $300,000,000 Initial Term Loan (Credit Facility Term Loan), $50,000,000 Delayed Draw Term Loan (Delayed Draw), and $75,000,000 Revolving Credit Facility (New Revolver), all with maturities in March 2024. The Credit Facility Term Loan and Delayed Draw loan may consist of Base Rate Loans or LIBOR Rate Loans (as defined in the agreement). Each LIBOR Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio. Each Base Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the Base Rate (as defined in the agreement), plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio. The applicable margin was set at 3.50% and 2.50% for LIBOR Rate Loans and Base Rate Loans, respectively, following the closing of the transaction and are reset each quarter. Per the agreement, the Delayed Draw loan carries 0.5% of unused fee per annum, and the New Revolver carries 0.5% of unused line fee per annum. Under the debt restructuring, the Company is subject to various agreements that contain a number of restrictive covenants that, among other things, impose operating and financial restrictions on the Company. Financial covenants include a Total Leverage Ratio and a Fixed Charges Coverage Ratio, as defined in the agreement. Additionally, under the terms of the debt restructuring, the Company may be required to repay principal based on excess cash flow, as defined.

The proceeds from the Credit Facility Term Loan were used to (1) repay secured term loans with December 31, 2018 balances of $134,875,000, (2) pay transaction costs, fees and expenses related to the consummation of the transactions contemplated under the agreement (see Note and Unit Purchase Agreement discussed below), (3) pay a distribution to the Company’s members, and (4) redeem all of the Company’s issued and outstanding Preferred Units, including the cumulative preferred dividends. The proceeds of any borrowings under the Delayed Draw loan will be to finance Permitted Acquisitions (as defined in the agreement) and to pay fees and transaction costs associated with such acquisitions. The proceeds of any borrowings under the New Revolver will be for (1) an amount not to exceed $25,000,000 to finance working capital, make capital expenditures and for other general corporate purposes, and (2) an amount not to exceed $50,000,000 to finance Permitted Acquisitions and to pay fees and transaction costs associated with such acquisitions.

Secured Term Loans

In connection with the debt restructuring the Company borrowed $300,000,000 under the Credit Faciity Term Loan. The Credit Facility Term Loan requires quarterly principal repayments of $1,875,000 beginning June 30, 2019 through March 31, 2021, quarterly principal repayments of $3,750,000 beginning June 30, 2021 through December 31, 2023, and the unpaid principal amount of the Credit Facility Term Loan is due at

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

maturity in March 2024. At September 30, 2019 there was $296,250,000 outstanding under the Credit Facility Term Loan. The interest rate under the Credit Facility Term Loan was 5.11% at September 30, 2019.

The Delayed Draw loan has an availability period from the first business day immediately following the Closing Date (March 2019) to the earliest of (a) the Credit Facility Term Loan maturity date, (b) twenty-four months following the closing date, or (c) the date of the termination of the commitment. During the nine months ended September 30, 2019 no amounts were borrowed under the Delayed Draw loan.

In February 2018, the Company signed the Second Amended and Restated Credit and Guaranty Agreement and refinanced its debt structure at that time. The refinancing consisted of $175,000,000, which included a $70,000,000 Initial Term Loan (Initial Term Loan), $80,000,000 Delayed Draw Term Loan (Delayed Draw Loan), and $25,000,000 Revolving Credit Facility (Revolver). The credit facilities bore interest quarterly at variable rates (6.02% at December 31, 2018). At December 31, 2018 there was $67,375,000 and $67,500,000 outstanding under the Initial Term Loan and Delayed Draw Loan, respectively, and there were no amounts outstanding under the Revolver.

Revolving Credit Facility

During the nine months ended September 30, 2019 the Company borrowed $28,500,000 under the New Revolver, which remained outstanding at September 30, 2019. The interest rate under the New Revolver was 5.11% at September 30, 2019. After consideration of stand-by letters of credit outstanding of $2,496,518, the remaining maximum borrowings available pursuant to the New Revolver were $44,003,482 at September 30, 2019.

Note Payable

On March 20, 2019, the Company signed a Note and Unit Purchase Agreement with an investor. In connection with the agreement, the Company signed a promissory note agreement with the investor with a principal amount of $100,000,000. The outstanding principal amount under the note agreement is due on the tenth anniversary of the agreement and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind (PIK), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. The Company has the option to pay the PIK interest in cash, which it did during the nine months ended September 30, 2019, and thus no amounts were added to the principal balance during that period.

Auto Loans

The Company has auto loans with various banks for its vehicles. These loans are payable in monthly installments ranging from $332 to $661 with interest rates ranging from 0.0% to 3.24%. These loans mature through January 2021 and each loan is secured by the respective vehicle.

(10)                          Membership Units

Common Units

As of September 30, 2019 and December 31, 2018, a total of 244,041 and 182,420 of Common Units have been authorized and were issued and outstanding, respectively. A holder of a Common Unit shall be entitled to the allocations and distributions with respect to such unit, and a holder of a Common Unit who is also a Member shall have the right to one vote for each Common Unit owned by such Member.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

On March 20, 2019, the Company signed a Note and Unit Purchase Agreement with an investor. In connection with the agreement, the investor purchased 37,050 Common Units for $20,000,000.

In May 2018, the Company issued 39,526 Common Units as part of the consideration paid for the acquisition of two businesses.  Also in May 2018, the Company issued 3,900 Common Units in connection with the cashless exercise of warrants by a related party.

Investor Units

On November 18, 2015, the Company issued 2,000,000 Investor Units in a private placement offering. Each Investor Unit carried a value of $1 per $1 contributed and allows for purchase of Common Units, at an exercise price of $182.38 per unit, as defined by the Second Amended and Restated Limited Liability Company agreement.

The Investor Units carried an interest rate of 12% per annum, with interest compounding quarterly, and had no voting or other rights with respect to the Company until the holder of Investor Units converted its units into Common Units. All of the Investor Units were converted to Common Units in conjunction with the March 2019 Recapitalization Transactions.

Preferred Units

In 2014, the Company issued 2,112,500 of Preferred Units with a fair value of $2,112,500 as repayment to lenders for accrued interest. The Preferred Units had an interest rate of 15% per annum, which is cumulative but not compounding, and have no voting or other rights with respect to the Company. As of December 31, 2018, cumulative preferred dividends to the holders of the Preferred Units was $1,531,563. All of the Company’s issued and outstanding Preferred Units were redeemed in conjunction with the March 2019 Recapitalization Transactions.

Incentive Units and Equity-based Compensation

On June 11, 2019, 14,553 Incentive Units (the 2019 Incentive Units) and April 18, 2018, 15,270 Incentive Units (the 2018 Incentive Units) were granted to certain members of the Company’s management. The Incentive Units are intended to constitute profits interests and were granted for purposes of enabling such individuals to participate in the long-term growth and financial success of the Company, and were issued in exchange for services to be performed.

With respect to the 2019 Incentive Units, 50% of the awards vest in equal annual installments on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date as defined in the agreements (which was determined to be May 20, 2019). The remaining 50% vest upon the first to occur of a sale of the Company and the fourth anniversary of the Vesting Commencement Date, in either case, provided that the equity value of the Company at the time of such sale or fourth anniversary equals or exceeds a certain threshold as defined in the agreements, subject to the employee’s continuous employment with the Company through each applicable vesting date. The grant date fair value of the 2019 Incentive Units, as calculated under an Option Pricing Method, was $4,511,120, and will be recognized as expense over the employees’ requisite service period.

The 2018 Incentive Units vest 50% on the second anniversary of the Vesting Commencement Date as defined in the agreements (which was determined to be May 17, 2018), and 25% on the third and fourth anniversaries of the Vesting Commencement Date, subject to the employee’s continuous employment with the Company through each applicable vesting date. The grant date fair value of the 2018 Incentive Units, as calculated under an Option Pricing Method, was $5,344,500, and will be recognized as expense over the employees’ requisite service period.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

In conjunction with the March 2019 Recapitalization Transactions, the vesting of 9,852 of the 2018 Incentive Units was accelerated. In addition, although the remaining 2018 Investor Units had not vested under the original vesting terms as the transactions completed in connection with the March 2019 Recapitalization Transactions did not meet the acceleration provisions, the Company approved a cash distribution to the remaining holders of the 2018 Incentive Units as if the awards had fully vested. The distributions are non-refundable upon termination of employment for any cause prior to the remaining vesting period of the 2018 Incentive Units. In addition to the payment of the distribution in March 2019, all holders of the 2018 Incentive Units received an advance for future distribution, which is not refundable upon termination of employment for any cause prior to the remaining vesting period of the 2018 Incentive Units. These cash distributions were treated as a modification of the awards for accounting purposes.

The Company recorded equity-based compensation expense of $5,806,441 and $570,389 during the nine months ended September 30, 2019 and 2018, respectively, which is included in general and administrative expenses in the accompanying consolidated statements of income (loss). The expense recorded during the nine months ended September 30, 2019 included $2,694,201 in connection with the acceleration of vesting of the 2018 Investor Units and $2,200,519 for the modification of the awards relating to the cash distributions discussed above.  At September 30, 2019, there was $5,415,075 of unrecognized compensation expense related to the awards.

The assumptions used to determine the grant-date fair value of the 2019 Investor Units and 2018 Investor Units were as follows:

	2019	2018
	Investor Units	Investor Units
Expected volatility (1)	40.0%	35.0%
Risk-free interest rate (2)	2.0%	2.3%
Expected term (3)	1.5 years	1.5 years

(1)	The expected volatility is derived from the asset volatilities of comparable public companies.

(2)	The risk-free interest rate is obtained from Standard and Poor’s Capital IQ, and represents the yield on a treasury note as of the valuation date with the maturity matching the expected term.

(3)	The expected term is based on management’s estimate.

(11)                          Income Taxes

AdaptHealth Holdings LLC is treated as a partnership for income tax purposes. A partnership is not a tax-paying entity for federal and state income tax purposes. Income and loss from AdaptHealth Holdings LLC flows through to the members’ tax returns. In addition, there are regular C corporations included in the AdaptHealth group where taxes are paid at the entity level.

As of September 30, 2019, Royal Medical Supply, Inc., and MedStar Surgical & Breathing Equipment, Inc. (MedStar), were subject to fiing both Federal and state income tax returns.  Included within the MedStar Federal filing group were LI Respiratory Services, Inc., Med Equipment, Inc., Inspire Medical Equipment and Services Inc, Med Star Surgical & Breathing Equipment, Inc., Verus Healthcare Inc., Orbit Medical of Portland, Inc, Clearview Medical Inc., also wholly owned subsidiaries of the Company.  In July of 2018, the Company acquired Home Medical Express, Inc., which is included in the Federal tax filing of MedStar.  For the nine months ended September 30, 2019 and 2018, the Company recorded income tax expense of $5,443,535 and income tax benefit of $4,518,772, respectively.

Deferred income taxes are determined based on the temporary differences between the financial statement book basis and the tax basis of assets and liabilities using enacted tax rates in effect in the years in

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

which the differences are expected to reverse. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that all, or some portion, of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities and projected future taxable income in making this assessment. Management evaluates the need for valuation allowances on the deferred income tax assets according to the provisions of ASC 740, Income Taxes. In making this determination, management assesses all available evidence, both positive and negative, available at the balance sheet date. This includes, but is not limited to, recent earnings, internally-prepared income projections, and historical financial performance. A history of cumulative losses is a significant piece of negative evidence used in the assessment. Due to the history of losses a valuation allowance was established as of December 31, 2017. The Company reached the point of cumulative income during the three months ended September 30, 2018. Accordingly, the accompanying financial statements reflect the reversal of the valuation allowance at September 30, 2018, resulting in an income tax benefit of $5,019,000 recorded during the three months ended September 30, 2018.

(12)                          Leases

Capital leases

The Company has acquired patient medical equipment and supplies, and office equipment through multiple capital leases. The capital lease obligations represent the present value of minimum lease payments under the respective agreement, payable monthly and bearing interest rates ranging from 0.0% to 10.2%. Interest expense related to capital leases was $80,257 and $232,419 for the nine months ended Septmber 30, 2019 and 2018, respectively. As of September 30, 2019, future annual minimum payments required under lease obligations are as follows:

Twelve months ended September 30,
2020	$21,788,316
2021	278,626
Total	22,066,942
Less amount representing interest	(174,403)
21,892,539
Current portion	(21,656,103)
Long-term portion	$236,436

At September 30, 2019 and December 31, 2018, equipment under capital leases consisted of patient equipment with a cost basis of approximately $40,800,000 and $29,300,000, respectively, and the accumulated depreciation of equipment under capital leases totaled approximately $12,200,000 and $8,800,000, respectively. Depreciation expense for equipment purchased under capital leases is primarily included in cost of net revenue in the accompanying consolidated statements of income (loss).

Operating leases

The Company leases its office facilities and office equipment under noncancelable lease agreements which expire at various dates through November 2028. Some of these lease agreements include an option to

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

renew at the end of the term. The Company also leases certain patient medical equipment with such leases set to expire at various dates through August 2021. The Company also leases certain office facilities on a month to month basis. In some instances, the Company is also required to pay its pro rata share of real estate taxes and utility costs in connection with the premises. Some of the leases contain fixed annual increases of minimum rent. Accordingly, the Company recognizes rent expense on a straight-line basis and records the difference between the recognized rent expense and the amount payable under the lease as deferred rent. The deferred rent recorded in accounts payable and accrued expenses on the accompanying consolidated balance sheets at September 30, 2019 and December 31, 2018 was $1,072,693 and $741,167, respectively. The Company recorded $7,570,923 and $4,409,860 of rent expense for the nine months ended September 30, 2019 and 2018, respectively, which is primarily included in cost of net revenue in the accompanying consolidated statements of income (loss).

The minimum annual lease commitments under noncancelable leases with initial or remaining terms in excess of one year as of September 30, 2019 are as follows:

Twelve months ended September 30,
2020	$12,634,338
2021	7,852,167
2022	5,185,841
2023	4,110,599
2024	3,351,053
Thereafter	4,189,801
$37,323,799

(13)                          Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with FASB ASC Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount.  The Company reviews at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.

(14)                          Related Parties

As discussed in Note 9, Debt, on March 20, 2019, the Company signed a Note and Unit Purchase Agreement with an investor which included a promissory note agreement with a principal amount of $100,000,000.  This investor also has equity ownership in the Company.

At December 31, 2017, the Company had an outstanding balance of $1,123,181 payable to certain members of AdaptHealth. The payable was noninterest bearing and had no specific repayment terms. The Company repaid the amount in full during 2018.

In 2014, Ocean Home Health Supply LLC, a subsidiary of AdaptHealth, executed an agreement with a related party for software and billing services. The agreement was for one year and automatically renewed from year to year. This agreement was terminated effective December 31, 2018, therefore there was no expense related to the agreement during the nine months ended September 30, 2019. The expense for the nine months ended September 30, 2018 related to the agreement was $1,941,948.

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

On December 31, 2014, an executive of the Company borrowed $965,550 to acquire membership units in the Company, which have been included as a reduction to the Common Unit equity balance. Monthly payments are due of interest only at a rate of 1.9% per annum starting February 2015. Principal is due in full at maturity on December 31, 2021. The executive entered into a personal guarantee for the loan.

On November 19, 2015, McLarty Capital Partners SBIC, L.P. (McLarty) contributed $1,000,000 in exchange for 1,000,000 of Investor Units. In May 2017, McLarty converted its convertible notes into 16,900 of Common Units. As of December 31, 2017, $8,642,144 was outstanding to McLarty. This amount was repaid in February 2018.

The Company and certain officers have equity investments in two vendors that provide workflow technology services and automated order intake software, respectively. The expense related to these vendors was $4,624,517 and $1,539,202 for the nine months ended September 30, 2019 and 2018, respectively.

(15)                          Subsequent Events

Management has evaluated subsequent events through November 13, 2019, the date which the interim consolidated financial statements were available to be issued.

On October 1, 2019, the Company purchased certain assets of a hospice medical equipment company for total consideration of $725,000, inclusive of an initial cash payment of $652,500 and a potential deferred payment of $72,500 to be paid on the six-month anniversary of the closing date subject to certain conditions. The company is headquartered in Idaho and provides hospice medical equipment and services.

On October 1, 2019, the Company purchased 100% of the stock of a durable medical equipment company.  The total consideration consisted of an initial cash payment of $1,977,000 and the sellers have the potential to receive variable earn-out payments each quarter during the first two years following the closing date based on the terms included in the agreement. The company is headquartered in New York and provides respiratory and durable medical equipment and services.

On October 31, 2019, the Company purchased 100% of the membership interests of a durable medical equipment company.  The total consideration consisted of an initial cash payment of $12,483,832 and the sellers have the potential to receive earn-out payments in an aggregate amount up to $12,500,000 based on certain financial targets after the transaction. The company is headquartered in Utah and provides continuous positive airway pressure devices and related supplies to its customers.

As of the date the interim consolidated financial statements were available to be issued, the Company was in the process of determining the allocation of the purchase price to the fair value of the net assets acquired for these acquisitions.

On July 8, 2019, the Company entered into an Agreement and Plan of Merger, as amended on October 15, 2019, with DFB Healthcare Acquisitions Corp. (DFB), pursuant to which the Company agreed to combine with DFB (the Transaction). DFB mailed proxy statements and related materials to shareholders of record as of October 15, 2019 and scheduled its special meeting in lieu of an annual meeting of shareholders on November 7, 2019. One of the agenda items for the special meeting was a vote to approve and adopt the proposed merger. The merger was approved, and the Transaction closed on November 8, 2019. The Company will be the accounting acquirer in the merger, which will be treated as a reverse recapitalization. Accordingly, for accounting purposes, the merger will be treated as the equivalent of the Company issuing stock for the net assets of DFB, accompanied by a recapitalization. Net assets of DFB will be stated at historical costs, with no goodwill or intangible assets recorded. The sources of cash were DFB cash on the balance sheet and proceeds

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Notes to Interim Consolidated Financial Statements (Unaudited)

from a private placement offering, and the uses of cash were redemptions of legacy Company and DFB shareholders, debt repayment and payment of transaction expenses. As a result of the merger, the Company’s cash balance increased by approximately $54,000,000, which will be used to fund the operations and working capital needs of the combined company.

In connection with the Transaction, the Company amended its credit facility with its lender primarily to (i) increase the amount available under the Delayed Draw Term Loan from $50,000,000 to $100,000,000, and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility.  In addition, in connection with the Transaction, the $100,000,000 promissory note executed as part of the Note and Unit Purchase Agreement discussed in Note 9, Debt, was cancelled and the investor was issued a new amended and restated promissory note with a principal amount of $100,000,000. In addition, the investor converted 19,747 of Common Units to a $43,500,000 promissory note. The new $100,000,000 promissory note, together with the $43,500,000 promissory note, are collectively referred to herein as the New Promissory Note. The outstanding principal amount under the New Promissory Note is due on the tenth anniversary of the closing date of the Transaction and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind (PIK), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum.  The Company has the option to pay the PIK interest in cash.

In connection with the Transaction, the principal and interest outstanding relating to the $965,550 loan to an executive of the Company discussed in Note 14, Related Parties, was forgiven by the Company.

In connection with the Transaction, the vesting of 3,448 of the 2018 Incentive Units discussed in Note 10, Membership Units, was accelerated.  In addition, with respect to the 2019 Incentive Units which vest upon the first to occur of a sale of the Company and the fourth anniversary of the Vesting Commencement Date, the vesting terms of these 2019 Incentive Units was changed to be subject to time based vesting, with 25% of such units vesting on each of the first four quarterly anniversaries of the closing date of the Transaction.

Item 2.         MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ADAPTHEALTH HOLDINGS LLC

The following discussion should be read in conjunction with AdaptHealth Holdings LLC’s (“AdaptHealth Holdings” or the “Company”) consolidated interim financial statements and the accompanying notes contained in this report, as well as the financial information and MD&A contained in our annual report. All amounts presented are in accordance with U.S. generally accepted accounting principles (GAAP), except as noted. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed below and elsewhere in this Current Report on Form 8-K and in the Proxy Statement, particularly “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

AdaptHealth Holdings LLC Overview

AdaptHealth Holdings is a leading provider of home healthcare equipment and related services in the United States. AdaptHealth Holdings focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea (OSA), (ii) home medical equipment to patients discharged from acute care and other facilities and (iii) oxygen and related chronic therapy services in the home. AdaptHealth Holdings also provides hospice-focused Home Medical Equipment (“HME”) services, wound therapy and nutritional HME services. AdaptHealth Holdings services beneficiaries of Medicare, Medicaid and commercial payors. As of September 30, 2019, AdaptHealth Holdings serviced over one million patients annually in 49 states through its network of 186 locations in 35 states. AdaptHealth’s principal executive offices are located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462.

On July 8, 2019, AdaptHealth Holdings entered into an Agreement and Plan of Merger, as amended on October 15, 2019, with DFB Healthcare Acquisitions Corp. (DFB), pursuant to which AdaptHealth Holdings agreed to combine with DFB. DFB mailed proxy statements and related materials to shareholders of record as of October 15, 2019 and scheduled its special meeting in lieu of an annual meeting of shareholders on November 7, 2019. One of the agenda items for the special meeting was a vote to approve and adopt the proposed merger. The merger was approved and closed on November 8, 2019.

Trends and Factors Affecting AdaptHealth Holdings’ Future Performance

Significant trends and factors that AdaptHealth Holdings believes may affect its future performance include:

•                  Home Medical Equipment Growth.  According to CMS, the HME industry has grown from $40 billion in 2010 to $56 billion in 2018 (representing a 4.3% CAGR), of which AdaptHealth’s total addressable market for its sleep therapy, oxygen services, mobility products and hospice HME business lines comprised approximately $12 billion to $15 billion in 2018. During that time Medicaid data shows a continued shift of long-term services and supports (LTSS) spending into the home, with 57% of that spending going to home and community-based services in 2016. According to CMS, the HME market is projected to continue to grow at a 6.1% CAGR over the next nine years.

•                  Aging U.S. Population.  The population of adults aged 65 and older in the U.S., a significant group of end users of AdaptHealth’s products and services, is expected to continue to grow and thus grow AdaptHealth’s market opportunity. According to CMS, in the U.S., the population of adults between the ages of 65 and 84 is expected to grow at a 2.5% CAGR through 2030, while the population of adults over 85 is projected to grow at a 2.9% CAGR during that same time period. Not only is the elderly population expected to grow, but they are also expected to make up a larger percentage of the total U.S. population. According to the U.S. Census Bureau, the U.S. geriatric population was approximately 15% of the total population in 2014 and is expected to grow to approximately 24% of the total population by 2060.

•                  Increasing Prevalence of Chronic Conditions.  HME is necessary to help treat significant health issues affecting millions of Americans, such as chronic obstructive pulmonary disease, congestive heart failure and obstructive sleep apnea.

•                  Increasing Prevalence of and Preference for In-Home Treatments.  The number of conditions that can be treated in the home continues to grow, with recent additions including chronic wound care, sleep testing, dialysis and chemotherapy. In-home care is also increasingly becoming the preferred method of treatment, particularly for the elderly population. According to the AARP Public Policy Institute, 90% of patients over age 55 have indicated a preference to receive care in the home rather than in an institutional setting.

•                  Home Care is the Lowest Cost Setting.  Not only is in-home care typically just as effective as care delivered in an inpatient setting, but it has also proven to be more cost effective. This is especially important within the context of government pressures to lower the cost of care, pushing clinicians to seek care settings that are less costly than hospitals and inpatient facilities. On a daily basis, home health has been estimated by Cain Brothers & Company, LLC to be approximately seven times less expensive than care provided in skilled nursing facilities, the closest acuity site of care. Home care offers a significant cost reduction opportunity relative to facility-based care without sacrificing quality.

Certain additional items may impact the comparability of the historical results presented below with AdaptHealth Holdings’ future performance, such as the cost of being a public company. To operate as a public company, AdaptHealth Holdings will be required to continue to implement changes in certain aspects of its business and develop, manage, and train management-level and other employees to comply with ongoing public company requirements. AdaptHealth Holdings will also incur new expenses as a public company, including expenses associated with public reporting obligations, proxy statements and stockholder meetings, stock exchange fees, transfer agent fees, SEC and Financial Industry Regulatory Authority filing fees and offering expenses.

Key Components of Operating Results

Net Revenues.  Net revenues are recorded for services that AdaptHealth Holdings provides to patients for home healthcare equipment and related services. AdaptHealth Holdings’ primary service lines are (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from OSA, (ii) home medical equipment to patients discharged from acute care and other facilities and (iii) respiratory, including oxygen and related chronic therapy services in the home. Net revenues also include other services and supplies, primarily related to orthotics, enteral and hospice.  Revenues are recorded either (x) at a point in time for the sale of supplies and disposables, or (y) over the service period for equipment rental (including, but not limited to, CPAP machines, hospital beds, wheelchairs and other equipment), at amounts estimated to be received from patients or under reimbursement arrangements with Medicare, Medicaid and other third-party payors, including private insurers. For the nine months ended September 30, 2019, approximately 59% and 41% of revenues were recognized at a point in time and over the service period, respectively. For the nine months ended September 30, 2018, approximately 54% and 46% of revenues were recognized at a point in time and over the service period, respectively. Net revenues are net of related provision for doubtful accounts. Provision for doubtful accounts consists of billed charges that are ultimately deemed uncollectible due a patient’s or a third-party payor’s unwillingness to pay. The amount is based on management’s best estimate of the net realizable value of accounts receivable.

Cost of Net Revenues.  Cost of net revenues includes the cost of non-capitalized medical equipment and supplies, distribution expenses, labor costs, facilities rental costs, third-party revenue cycle management costs and depreciation for capitalized patient equipment. Distribution expenses represents the cost incurred to coordinate and deliver products and services to the patients. Included in distribution expenses are leasing, maintenance, licensing and fuel costs for the vehicle fleet; salaries, benefits and other costs related to drivers and dispatch personnel; and amounts paid to couriers.

General and Administrative Expenses.  General and administrative expenses consist of corporate support costs including information technology, human resources, finance, contracting, legal, compliance and other administrative costs.

Depreciation, Excluding Patient Equipment Depreciation.  Depreciation expense includes depreciation charges for capital assets other than patient equipment (which is included as part of the cost of net revenues).

Interest Expense.  Interest expense includes the cost of borrowing on AdaptHealth Holdings’ credit facility, amortization expense related to capitalized loan costs, obligations under capital leases and the change in fair value of its interest rate swap contracts prior to such contracts being designated as effective cash flow hedges.  On August 22, 2019, in accordance with the provisions of FASB ASC 815, Derivatives and Hedging, and FASB ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, AdaptHealth Holdings designated its swaps as effective cash flow hedges. Accordingly, subsequent to August 22, 2019, changes in the fair value of its interest rate swaps will be recorded as a component of other comprehensive income rather than interest expense.

Income Tax (Benefit) Expense.  AdaptHealth Holdings is treated as a partnership for income tax purposes. A partnership is not a tax-paying entity for federal and state income tax purposes; therefore, income and loss from AdaptHealth Holdings flows through to its members’ tax returns. In addition, there are regular C corporations included in the AdaptHealth Holdings group where taxes are paid at the entity level. AdaptHealth Holdings makes no provision for federal income taxes because its members are responsible for the tax on their share of the taxable income and loss and are entitled to any available tax credits on their income tax returns. However, a provision is made for entity level taxes attributable to the C corporations.

At the closing of the merger, DFB and AdaptHealth Holdings entered into the Tax Receivable Agreement with the Blocker Sellers and Non-Blocker AdaptHealth Members. The Tax Receivable Agreement will generally provide for the payment by DFB to the Blocker Sellers and Non-Blocker AdaptHealth Members of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that DFB actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the merger as a result of: (i) certain tax attributes of Access Point Medical, Inc. existing prior to the merger; (ii) certain increases in tax basis resulting from exchanges of New AdaptHealth Units and shares of Class B Common Stock; (iii) imputed interest deemed to be paid by DFB as a result of payments it makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments DFB makes under the Tax Receivable Agreement.

Factors Affecting AdaptHealth Holdings’ Operating Results

AdaptHealth Holdings’ operating results and financial performance are influenced by certain unique events during the periods discussed herein, including the following:

Significant Acquisitions

AdaptHealth Holdings accounts for its acquisitions in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in the historical results of AdaptHealth Holdings for the periods following the closing of the acquisition. The most significant of these acquisitions impacting the comparability of AdaptHealth Holdings’ operating results were:

•                  Gould’s.  On January 2, 2019, AdaptHealth Holdings acquired Gould’s Discount Medical, LLC (“Gould’s”) for total consideration $24.3 million, consisting of $20.8 million in cash, a $2.0 million promissory note (payable in six equal quarterly installments commencing on September 30, 2019 and accruing 5.0% interest annually), and $1.5 million in potential earn-out payments (the “Gould’s Acquisition”). Gould’s is headquartered in Louisville, Kentucky and provides home medical equipment supplies and respiratory products such as home oxygen and sleep apnea equipment. At the time of the acquisition, Gould’s had annual revenues of approximately $33 million based on the results for the 12 months ended December 31, 2018.

•                  SleepMed. On July 5, 2019, AdaptHealth Holdings purchased certain assets relating to the durable medical equipment business of SleepMed Therapies, Inc. (“SleepMed”) for total consideration of $15.4 million, consisting of $11.4 million in cash and $4.0 million in potential earn-out payments. SleepMed is headquartered in Atlanta, GA and provides positive airway pressure devices and related supplies to customers in their homes or other alternative site care facilities. At the time of the acquisition, SleepMed had annual revenues of approximately $26 million based on the results for the 12 months ended June 30, 2019.

•                  CCLI.  On October 15, 2018, AdaptHealth Holdings acquired Continued Care of Long Island, Inc. (“CCLI”) for total cash consideration of $4.8 million. CCLI is headquartered in New York and provides home medical equipment and services. At the time of the acquisition, CCLI had annual net revenues of approximately $19 million based on results for the 12 months ended June 30, 2018.

•                  Med Way.  On December 31, 2018, AdaptHealth Holdings acquired Med Way Medical, Inc. (“Med Way”) for total consideration of $5.4 million consisting of $4.9 million in cash and $0.5 million in deferred payments (the “Med Way Acquisition”). In addition, the sellers have the potential to receive earn-out payments up to a maximum of $5.0 million which are based on the achievement of certain financial targets during the three year period after the transaction. Based on the available information at the date of the acquisition, the targets were not determined to be probable of achievement, and therefore these potential payments were not reflected in the acquisition accounting for the acquisition and are not included in the total consideration noted above. Med Way is headquartered in Utah and provides respiratory durable medical equipment and hospice services. At the time of the acquisition, Med Way had annual revenues of approximately $6 million based on the results for the 12 months ended September 30, 2018.

•                  HMEI.  On July 31, 2018, AdaptHealth Holdings acquired Home Medical Express Inc. (“HMEI”) for total initial consideration of $13.3 million, consisting of $9.0 million in cash, $1.0 million in escrow payments and estimated contingent consideration of up to $3.3 million (the “HMEI Acquisition”). HMEI is headquartered in Illinois and provides respiratory and durable medical equipment and services. At the time of the acquisition, HMEI had annual revenues of approximately $16 million based on annualized year-to-date results through July 31, 2018.

•                  Verus.  On May 17, 2018, AdaptHealth Holdings acquired Verus Healthcare, Inc. (“Verus”) for $100.4 million of total consideration, consisting of $58.4 million in cash, $13.2 million of AdaptHealth Holdings Common Units, the issuance of $16.8 million of convertible notes and $12.0 of contingent consideration (the “Verus Acquisition”). Verus is headquartered in Nashville, Tennessee and operates a national CPAP resupply business. The contingent consideration was paid in February 2019 following the achievement of certain financial targets after the transaction. The convertible notes converted to 10,802 AdaptHealth Holdings Common Units on December 31, 2018. At the time of the acquisition, Verus had annual net revenues of approximately $70 million based on annualized year-to-date results through May 17, 2018.

•                  PPS.  On May 17, 2018, AdaptHealth Holdings acquired PPS HME Holdings LLC (“PPS”) for $7 million in cash and $48.5 million of AdaptHealth Holdings Common Units (the “PPS Acquisition”). PPS is headquartered in California, and provides home oxygen, respiratory medications, and sleep therapy equipment and services. At the time of the acquisition, PPS had annual net revenues of approximately $78 million based on annualized year-to-date results through May 17, 2018.

Debt and Recapitalization

On March 20, 2019, AdaptHealth Holdings entered into the Third Amended and Restated Credit and Guaranty Agreement and restructured its debt borrowings with its bank group. The debt restructuring consisted of $425 million in credit facilities, which includes a $300 million Initial Term Loan (the “Credit Facility Term Loan”), $50 million Delayed Draw Term Loan (the “Delayed Draw Loan”), and $75 million Revolving Credit Facility (the “New Revolver”), all with maturities in March 2024. The Credit Facility Term Loan may consist of Base Rate Loans or LIBOR Rate Loans (as defined in the agreement). See “—Liquidity and Capital Resources—2019 Recapitalization.”

On March 20, 2019, AdaptHealth Holdings signed a Note and Unit Purchase Agreement with BM AH Holdings, LLC, an affiliate of Blue Mountain Capital (Blue Mountain). In connection with the agreement, Blue Mountain purchased 37,050 AdaptHealth Holdings Common Units for $20 million, and AdaptHealth Holdings also signed a promissory note agreement with Blue Mountain with a principal amount of $100 million. The outstanding principal amount under the note agreement is due on the tenth anniversary of the agreement and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% payment in kind, and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum.

The transactions consummated with respect to the Third Amended and Restated Credit and Guaranty Agreement and the Note and Unit Purchase Agreement are hereinafter referred to as the “2019 Recapitalization.”

In connection with the closing of the merger with DFB, the Company amended its credit facility primarily to (i) increase the amount available under the Delayed Draw Loan from $50 million to $100 million, and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility.  In addition, in connection with the closing of the merger, the $100 million promissory note issued to Blue Mountain discusesed above was cancelled and Blue Mountain was issued a new amended and restated promissory note with a principal amount of $100 million. In addition, Blue Mountain converted 19,747 of Common Units to a $43.5 million promissory note. The new $100 million promissory note, together with the $43.5 million promissory note, are collectively referred to herein as the New Promissory Note. The outstanding principal amount under the New Promissory Note is due on the tenth anniversary of the closing date of the merger and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind (PIK), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum.  The Company has the option to pay the PIK interest in cash.

Seasonality

AdaptHealth Holdings’ business is somewhat sensitive to seasonal fluctuations. Its patients are generally responsible for a greater percentage of the cost of their treatment or therapy during the early months of the year due to co-insurance, co-payments and deductibles, and therefore may defer treatment and services of certain therapies until meeting their annual deductibles. In addition, changes to employer insurance coverage often go into effect at the beginning of each calendar year which may impact eligibility requirements and delay or defer treatment. These factors may lead to lower net revenues and cash flow in the early part of the year relative to the latter half of the year. Additionally, the increased incidence of respiratory infections during the winter season may result in initiation of additional respiratory services such as oxygen therapy for certain patient populations. AdaptHealth Holdings’ quarterly operating results may fluctuate significantly in the future depending on these and other factors.

Key Business Metrics

AdaptHealth Holdings focuses on net revenues, EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex as it reviews its performance. Total net revenue is comprised of net sales revenue and net revenue from fixed monthly equipment reimbursements. Net sales revenue consists of revenue recognized at a point in time for the sale of supplies and disposables less a provision for doubtful accounts. Net revenue from fixed monthly equipment reimbursements consists of revenue recognized over the service period for equipment (including, but not limited to, CPAP machines, hospital beds, wheelchairs and other equipment) less a provision for doubtful accounts.

	Nine Months Ended September 30, 2019		Nine Months Ended September 30, 2018
Net Revenues (in thousands)	Dollars	Revenue Percentage	Dollars	Revenue Percentage
	(Unaudited)
Net sales revenue
Sleep	$156,677	41.2%	$79,191	33.4%
Respiratory	$4,121	1.1%	$3,529	1.5%
HME	$33,971	8.9%	$27,296	11.5%
Other	$30,247	8.0%	$17,577	7.4%
Total Net sales revenue	$225,016	59.2%	$127,593	53.8%

Net revenue from fixed monthly equipment reimbursments
Sleep	$57,762	15.2%	$35,345	15.0%
Respiratory	$60,085	15.8%	$47,040	19.9%
HME	$31,767	8.4%	$26,304	11.1%
Other	$5,473	1.4%	$343	0.2%
Total Net revenue from fixed monthly equipment reimbursments	$155,087	40.8%	$109,032	46.2%

Total net revenue
Sleep	$214,439	56.4%	$114,536	48.4%
Respiratory	$64,206	16.9%	$50,569	21.4%
HME	$65,738	17.3%	$53,600	22.6%
Other	$35,720	9.4%	$17,920	7.6%
Total net revenue	$380,103	100%	$236,625	100%

Results of Operations

Comparison of Nine Months Ended September 30, 2019 and Nine Months Ended September 30, 2018.

The following table summarizes AdaptHealth Holdings’ unaudited consolidated results of operations for the nine months ended September 30, 2019 and September 30, 2018:

	Nine Months Ended September 30,
	2019		2018		Increase/(Decrease)
(in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Percentage
	(unaudited)
Revenue:
Revenue, net of contractual allowances and discounts	$400,958	105.5%	$246,092	104.0%	$154,866	62.9%
Provision for doubtful accounts	(20,855)	(5.5)%	(9,467)	(4.0)%	(11,388)	120.3%
Net revenue less provision for doubtful accounts	380,103	100.0%	236,625	100.0%	143,478	60.6%
Costs and expenses:
Cost of net revenue	317,174	83.4%	199,586	84.3%	117,588	58.9%
General and administrative expenses	31,508	8.3%	12,229	5.2%	19,279	157.6%
Depreciation, excluding patient equipment depreciation	2,439	0.6%	2,293	1.0%	146	6.4%
Total costs and expenses	351,121	92.3%	214,108	90.5%	137,013	64.0%
Operating income	28,982	7.7%	22,517	9.5%	6,465	28.7%
Interest expense	31,651	8.3%	5,200	2.2%	26,451	508.7%
Loss on extinguishment of debt, net	2,121	0.6%	1,399	0.6%	722	51.6%
(Loss) income before income taxes	(4,790)	(1.2)%	15,918	6.7%	(20,708)	(130.1)%
Income tax expense	5,444	1.4%	(4,519)	(1.9)%	9,963	NM
Net (loss) income	(10,234)	(2.6)%	20,437	8.6%	(30,671)	(150.1)%
Income attributable to noncontrolling interest	1,336	0.4%	681	0.3%	655	96.2%
Net (loss) income attributable to AdaptHealth Holdings LLC	$(11,570)	(3.0)%	$19,756	8.3%	$(31,326)	(158.6)%

Net Revenue.  Net revenue for the nine months ended September 30, 2019 were $380.1 million compared to $236.6 million for the nine months ended September 30, 2018, an increase of $143.5 million or 60.6%. The increase of net revenue was driven primarily by acquisitions, which increased revenue by approximately $128.5 million. Approximately 54.3% of the increase in net revenue was attributable to acquisitions and approximately 6.3% was attributable to internal growth. Internal growth in net revenue is attributable to demographic growth in core markets and CPAP resupply sales and marketing initiatives. For the nine months ended September 30, 2019, sales revenue comprised 59.2% of total net revenue, compared to 53.8% of total net revenue for the nine months ended September 30, 2018. The increase in sales revenue was driven primarily by the Verus Acquisition, which is predominantly a CPAP resupply business and therefore has a high sales revenue mix. For the nine months ended September 30, 2019, revenue from fixed monthly equipment reimbursements comprised 40.8% of total net revenue, compared to 46.2% of total net revenue for the nine months ended September 30, 2018.

Cost of Net Revenue.  Cost of net revenue for the nine months ended September 30, 2019 was $317.2 million compared to $199.6 million for the nine months ended September 30, 2018, an increase of $117.6 million or 58.9%. Cost of net revenue as a percentage of net revenue was 83.4% of net revenues for the nine months ended September 30, 2019, compared to 84.3% of net revenues for the nine months ended September 30, 2018. The 0.9% decrease in cost of net revenue as a percentage of net revenue is due in part to lower product cost and lower labor expense due to an increased usage of a global workforce. The $117.6 million increase in cost of net revenue is primarily attributable to acquisition growth.

General and Administrative Expenses.  General and administrative expenses for the nine months ended September 30, 2019 were $31.5 million compared to $12.2 million for the nine months ended September 30, 2018, an increase of $19.3 million or 157.6%. General and administrative expenses as a percentage of net revenues was 8.3% for the nine months ended September 30, 2019, and 5.2% for the nine months ended September 30, 2018. General and administrative expenses for the nine months ended September 30, 2019 included $5.8 million in equity-based compensation expense, $7.8 million in transaction costs, $0.1 million in severance expenses and $0.3 million in other non-recurring expenses.  General and administrative expenses for the nine months ended September 30, 2018 included $0.6 million in equity-based compensation expense and $1.3 million in transaction costs.  Excluding the impact of equity-based compensation expense, transaction costs, severance and other non-recurring expenses, general and administrative expenses as a percentage of net revenues was 4.6% and 4.4% for the nine months ended September 30, 2019 and 2018, respectively. The $19.3 million increase was primarily comprised of an increase in labor costs of $10.7 million which included a $5.2 million increase in equity-based compensation expense, and an increase in other general and administrative expenses of $8.6 million of which $6.5 million was transaction related. Excluding the impact attributable to equity-based compensation and transaction expenses, the increase was primarily a result of increased support costs related to acquisition growth.

Interest Expense.  Interest expense for the nine months ended September 30, 2019 was $31.7 million compared to $5.2 million for the nine months ended September 30, 2018. The increase in interest expense was driven by higher long-term debt obligations to fund acquisitions as well as the 2019 Recapitalization. Additionally, during the nine months ended September 30, 2019, AdaptHealth Holdings recorded non-cash interest expense representing the change in fair value of its interest rate swap agreements of $12.4 million, as compared to non-cash interest income of $0.3 million recorded in the nine months ended September 30, 2018; such amounts would only be paid out if the interest rate swap agreements were terminated. On August 22, 2019, in accordance with the provisions of FASB ASC 815, Derivatives and Hedging, and FASB ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, AdaptHealth Holdings designated its swaps as effective cash flow hedges. Accordingly, subsequent to August 22, 2019, changes in the fair value of its interest rate swaps will be recorded as a component of other comprehensive income rather than interest expense.

Loss on Extinguishment of Debt.  Loss on extinguishment of debt for the nine months ended September 30, 2019 was $2.1 million which was a result of the write-off of deferred financing costs related to the 2019 Recapitalization. Loss on extinguishment of debt for the nine months ended September 30, 2018 was $1.4 million which was the result of the write-off of deferred financing costs and prepayment penalties incurred related to a debt restructuring that occurred in February 2018 offset by gain on debt extinguishment.

Income Tax Expense.  Income tax expense for the nine months ended September 30, 2019 was $5.4 million compared to income tax benefit of $4.5 million for the nine months ended September 30, 2018. The increase in income tax expense was primarily related to increased pre-tax income associated with the tax paying entities. In the quarter ended September 30, 2018, AdaptHealth Holdings reversed a previously established valuation allowance on deferred tax assets as a result of its profitability over the previous two years, resulting in an income tax benefit of $5.0 million recorded during that period. The recorded income tax benefit was shown as recorded in the three months ended December 31, 2018 in the “Quarterly Results of Operations and Other Financial and Operations Data” in the Proxy Statement. The change has no impact on net income for the year ended December 31, 2018.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex

AdaptHealth Holdings uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that it is useful to investors, as a supplement to U.S. GAAP measures. Under AdaptHealth Holdings’ existing credit agreement, its ability to engage in activities such as incurring additional indebtedness and making investments is governed, in part, by its ability to satisfy tests based on EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex.

AdaptHealth Holdings defines EBITDA as net income (loss) attributable to AdaptHealth Holdings LLC, plus net income (loss) attributable to noncontrolling interest, plus interest expense, income tax expense (benefit), depreciation and amortization and loss from discontinued operations, net of tax.

AdaptHealth Holdings defines Adjusted EBITDA as EBITDA, plus loss on extinguishment from debt, equity-based compensation, transaction costs, severance, and certain other non-recurring expenses.

AdaptHealth Holdings defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.

AdaptHealth Holdings presents Adjusted EBITDA less Patient Equipment Capex because it believes this measure is useful to investors in evaluating AdaptHealth Holdings’ financial performance. AdaptHealth Holdings’ business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients’ ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or oftentimes is not recovered after a patient’s use of the equipment terminates.

AdaptHealth Holdings uses the Adjusted EBITDA less Patient Equipment Capex metric internally in the following ways:

•                  All incentive compensation plans that have a profitability component use Adjusted EBITDA less Patient Equipment Capex as the relevant profitability measure;

•                  AdaptHealth Holdings evaluates acquisition opportunities using Adjusted EBITDA less Patient Equipment Capex as the metric and most contingent consideration arrangements are based on this metric; and

•                  AdaptHealth Holdings’ debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance.

For purposes of this metric, patient equipment capital expenditure is measured as the value of the patient equipment received during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Both key business metrics have limitations as an analytical tool. Some of these limitations are:

•                  they do not reflect AdaptHealth Holdings’ cash expenditures, future requirements for capital expenditures or contractual commitments;

•                  they do not reflect changes in, or cash requirements for, AdaptHealth Holdings’ working capital needs;

•                  they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on AdaptHealth Holdings’ debts; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•                  Stock-based compensation is and will remain a key element of AdaptHealth Holdings’ overall long-term incentive compensation package, although AdaptHealth Holdings excludes it as an expense when evaluating its ongoing operating performance for a particular period; and

•                  they do not reflect the impact of certain cash charges resulting from matters AdaptHealth Holdings considers not to be indicative of its ongoing operations; and other companies in AdaptHealth Holdings’ industry may calculate Adjusted EBITDA differently than AdaptHealth Holdings does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP, and should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of AdaptHealth Holdings’ liquidity.

The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth Holdings LLC, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
(in thousands)	2019	2018
	(Unaudited)
Net (loss) income attributable to AdaptHealth Holdings LLC	$(11,570)	$19,756
Income attributable to noncontrolling interest	1,336	681
Interest expense excluding change in fair value of interest rate swaps	19,292	5,481
Interest expense (income) representing change in fair value of interest rate swaps	12,359	(281)
Income tax expense	5,444	(4,519)
Depreciation	45,077	33,012
EBITDA	71,938	54,130
Loss on extinguishment of debt, net(a)	2,121	1,399
Equity-based compensation expense(b)	5,806	571
Transaction costs(c)	8,232	1,342
Severance(d)	721	1,198
Non-recurring expenses(e)	534	94
Adjusted EBITDA	89,352	58,734
Less: Patient equipment capex(f)	(35,589)	(27,906)
Adjusted EBITDA less Patient Equipment Capex	$53,763	$30,828

(a)                                 Represents write off of deferred financing costs and prepayment penalty expense related to refinancing of debt offset by gain on debt extinguishment.

(b)                                 Represents amortization of equity-based compensation to employees and expense resulting from accelerated vesting and modification of certain profit interests.

(c)                                  Represents transaction costs primarily related to acquisition growth, the 2019 Recapitalization, and costs related to the DFB merger.

(d)                                 Represents severance costs related to acquisition integration and internal AdaptHealth Holdings restructuring and workforce reduction activities.

(e)                                  Represents one-time legal and consulting expenses, in addition to certain other non-recurring expenses.

(f)                                   Represents patient equipment acquired during the respective period without regard to the manner in which the equipment was financed.

Liquidity and Capital Resources

AdaptHealth Holdings’ principal sources of liquidity are its operating cash flow, borrowings under its credit agreements and proceeds from equity issuances. AdaptHealth Holdings has used these funds to meet its capital requirements, which consist of salaries, labor, benefits and other employee-related costs, product and supply costs, third-party customer service, billing and collections and logistics costs, capital expenditures including patient equipment, acquisitions and debt service. Their future capital expenditure requirements will depend on many factors, including its patient volume and revenue growth rates. AdaptHealth Holdings’ capital expenditures are made in advance of patients beginning service. Certain operating costs are incurred at the beginning of the equipment service period and during initial patient set up. AdaptHealth Holdings may be required to seek additional equity or debt financing in connection with the business. In the event that additional financing is required from outside sources, AdaptHealth Holdings may not be able to raise it on acceptable terms or at all. If additional capital is unavailable when desired, AdaptHealth Holdings’ business, results of operations, and financial condition would be materially and adversely affected. AdaptHealth Holdings believes that its operating cash flow, together with its existing cash, cash equivalents, and credit facility, will continue to be sufficient to fund its operations and growth strategies for at least the next 12 months.

As of September 30, 2019, AdaptHealth Holdings had $8.8 million of cash and cash equivalents and $94.0 million available under the Third Amended and Restated Credit and Guaranty Agreement (including $50.0 million available under the Delayed Draw Loan and $44.0 million available under its Revolving Credit Facility after consideration of stand-by letters of credit outstanding of $2.5 million).

2019 Recapitalization

On March 20, 2019, AdaptHealth Holdings entered into a credit agreement with its bank group. The credit agreement consists of $425 million in credit facilities, which includes a $300 million Credit Facility Term Loan, a $50 million Delayed Draw Term Loan and a $75 million New Revolver, all with maturities in March 2024.

The Credit Facility Term Loan may consist of Base Rate Loans or LIBOR Rate Loans (as defined in the agreement). Each LIBOR Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the AdaptHealth Holdings’ Consolidated Total Leverage Ratio. Each Base Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the Base Rate (as defined in the agreement), plus (b) an applicable margin based upon the AdaptHealth Holdings’ Consolidated Total Leverage Ratio. The applicable margin was set at 3.50% and 2.50% for LIBOR Rate Loans and Base Rate Loans, respectively, following the closing of the transaction and are reset each quarter. As of September 30, 2019, AdaptHealth Holdings had $296.3 outstanding under the Credit Facility Term Loan (5.11% interest rate at September 30, 2019). The Credit Facility Term Loan requires quarterly principal repayments of $1.875 million beginning June 30, 2019 through March 31, 2021, quarterly principal repayments of $3.75 million beginning June 30, 2021 through December 31, 2023, and the unpaid principal amount of the Credit Facility Term Loan is due at maturity in March 2024.

The Delayed Draw Loan allows up to $50 million to be drawn in order to fund permitted acquisitions and to pay fees and transaction costs associated with such acquisitions, and has an availability period from the first business day immediately following the closing date of the credit agreement (March 20, 2019) to the earliest of (a) the Credit Facility Term Loan maturity date (March 2024), (b) 24 months following the closing date, or (c) the date of the termination of the commitment. The Delayed Draw Loan may consist of Base Rate Loans or LIBOR Rate Loans. As of September 30, 2019, AdaptHealth Holdings did not have any borrowings outstanding under the Delayed Draw Loan.

The New Revolver allows up to $75 million to be drawn in order to (1) finance working capital, make capital expenditures and for other general corporate purposes in an amount not to exceed $25 million, and (2) finance permitted acquisitions and to pay fees and transaction costs associated with such acquisitions in an amount not to exceed $50 million. As of September 30, 2019, AdaptHealth Holdings had $28.5 million outstanding under the New Revolver. Amounts outstanding under the New Revolver are due at maturity in March 2024. The interest rate under the New Revolver was 5.11% at September 30, 2019.

Under the credit agreement, AdaptHealth Holdings is subject to various agreements that contain a number of restrictive covenants that, among other things, impose operating and financial restrictions on AdaptHealth Holdings. Financial covenants include a total leverage ratio and a fixed charges coverage ratio, as defined in the agreement. Additionally, under the terms of the credit agreement, AdaptHealth Holdings may be required to repay principal based on excess cash flow, as defined. AdaptHealth Holdings was in compliance with all debt covenants as of September 30, 2019.

On March 20, 2019, AdaptHealth Holdings signed a Note and Unit Purchase Agreement with BM AH Holdings, LLC, an affiliate of Blue Mountain Capital (Blue Mountain). In connection with the agreement, Blue Mountain purchased 37,050 AdaptHealth Holdings Common Units for $20 million, and AdaptHealth Holdings also signed a promissory note agreement with Blue Mountain with a principal amount of $100 million. The outstanding principal amount under the note agreement is due on the tenth anniversary of the agreement and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% payment in kind, and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum.

At September 30, 2019, AdaptHealth Holdings’ working capital deficit was $35.6 million, as compared to a working capital deficit of $44.9 million at December 31, 2018. A significant portion of AdaptHealth Holdings’ assets consists of accounts receivable from third-party payors that are responsible for payment for the equipment and the services that AdaptHealth Holdings provides.

Cash Flow.  The following table presents selected data from AdaptHealth Holdings’ unaudited consolidated statement of cash flows:

	Nine Months Ended September 30,
(in thousands)	2019	2018
	(unaudited)
Net cash provided by operating activities	$43,174	$43,147
Net cash used in investing activities	(62,399)	(86,048)
Net cash provided by financing activities	2,862	59,528
Net (decrease) increase in cash and cash equivalents	(16,363)	16,627
Cash at beginning of period	25,186	4,274
Cash at end of period	$8,823	$20,901

Net cash provided by operating activities for the nine months ended September 30, 2019 was $43.2 million compared to $43.1 million for the nine months ended September 30, 2018, an increase of less than $0.1 million. The increase in net cash provided by operating activities was primarily the result of a $30.7 million decrease in net income, a net increase of $43.1 million in non-cash charges primarily from depreciation, provision for doubtful accounts, interest expense relating to the Company’s interest rate swaps, equity-based compensation expense and write-off of deferred financing costs, an increase in deferred income taxes expense of $7.2 million, and a $19.5 million increase in cash used resulting from the change in operating assets and liabilities, primarily due to an increase in accounts receivable for the period.

Net cash used in investing activities for the nine months ended September 30, 2019 was $62.4 million compared to $86.0 million for the nine months ended September 30, 2018. The use of funds in the nine months ended September 30, 2019 consisted of $14.5 million for equipment and other fixed asset purchases and $47.9 million for acquisitions, including the Gould’s Acquisition and the SleepMed Acquisition. The use of funds in the nine months ended September 30, 2018 consisted of $7.9 million for equipment and other fixed asset purchases and $78.1 million for acquisitions, including the Verus Acquisition and the PPS Acquisition.

Net cash provided by financing activities for the nine months ended September 30, 2019 was $2.9 million compared to $59.5 million of cash provided by financing activities for the nine months ended September 30, 2018. Net cash provided by financing activities for the nine months ended September 30, 2019 was primarily related to the 2019 Recapitalization, and consisted of $345.5 million of borrowings from long-term debt and lines of credit, $20.0 million of proceeds from an equity offering, and proceeds of $100.0 million from a preferred debt issuance, offset by total repayments of $184.7 million on long-term debt and capital lease obligations, payments of $9.0 million for deferred financing costs, payments of $0.8 million for equity issuance costs, payment of $3.7 million for the redemption of preferred units, payment of $13.0 million in contingent consideration in connection with the Verus Acquisition and the HMEI Acquisition, distributions to members of $250.0 million and $1.4 million of distributions to noncontrolling interests. For the nine months ended September 30, 2018, net cash provided by financing activities consisted of $164.7 million of borrowings from long-term debt and lines of credit, offset by total repayments of $101.2 million on long-term debt, lines of credit and capital lease obligations, and payments of $2.7 million for deferred financing costs, $1.0 million for debt prepayment penalties and $0.3 million of distributions to noncontrolling interest.

Off-Balance Sheet Arrangements

As of September 30, 2019, AdaptHealth Holdings did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Commitments and Contingencies

In the normal course of business, AdaptHealth Holdings is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 450, Accounting for Contingencies, AdaptHealth Holdings records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. AdaptHealth Holdings management believes that any liability that may ultimately result from its resolution will not have a material adverse effect on AdaptHealth Holdings’ financial conditions or results of operations.

Other contingencies arising in the normal course of business relate to acquisitions and the related contingent purchase prices and deferred payments.

Contractual Obligations

The following table summarizes the long-term cash payment obligations to which AdaptHealth Holdings is contractually bound. The years presented below represent twelve month periods beginning September 30, 2019.

(in thousands)	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years	Totals
Credit Facility Repayments(1)(2)	$23,855	$86,699	$279,478	$—	$390,032
Fees on Credit Facility(2)	483	840	424	—	1,747
Promissory Note Repayments(3)	12,000	36,000	37,500	137,500	223,000
Seller Note(4)	1,392	338	—	—	1,730
Capital Leases	21,656	236	—	—	21,892
Operating Leases	12,634	13,038	7,462	4,190	37,324
Other	60	8	—	—	68
Total Contractual Obligations	$72,080	$137,159	$324,864	$141,690	$675,793

(1)                                 Credit facility repayments include the principal amount of long-term debt, including the current portion, and the related estimated contractual interest obligations. Borrowings under the credit facility bear interest quarterly at variable rates based upon the sum of the LIBOR Rate for such interest period, plus an applicable margin based upon AdaptHealth Holdings’ consolidated total leverage ratio. The rate assumed for the variable interest component of the contractual interest obligation was the rate in effect at September 30, 2019. Contractual interest is the interest that AdaptHealth Holdings is contracted to pay on its credit facility without taking into account the interest impact of interest rate swaps related to any of its debt.

(2)                                 The actual amounts of interest and fee payments under the credit facility will ultimately depend on the amount of debt outstanding and the interest rates in effect during each period. The fees payable on the credit facility include estimated fees for unused borrowings and an annual administrative fee.

(3)                                 The promissory note is due on the tenth anniversary of the agreement and bears interest at 12% per annum (with the option to pay 6% in cash and 6% as Payment in Kind) through the seventh anniversary of the agreement closing date, and the greater of 15% per annum or LIBOR plus 12% per annum thereafter until maturity. The amounts included in the table above reflect all interest as being paid in cash.

(4)                                 The seller note was issued in connection with the Gould’s Acquisition and is due in six equal quarterly installments commencing on September 30, 2019 and accrues 5.0% interest annually.

At September 30, 2019, AdaptHealth Holdings recorded liabilities of $8.1 million related to possible future earnout payments due to sellers in connection with acquisitions in 2018 and 2019. These payments are due at various dates through March 31, 2022, if earned. In addition, in connection with an acquisition in December 2018, the sellers have the potential to receive earn-out payments up to a maximum of $5.0 million which are based on the achievement of certain financial targets during the three year period after the transaction. Based on the available information at the date of the acquisition, the targets were not determined to be probable of achievement, and therefore these potential payments were not recorded as a liability at such date. There continued to be no liability recorded for such potential earn-out payments through September 30, 2019.

Quantitative and Qualitative Disclosures about Market Risk

AdaptHealth Holdings’ exposure to market risk relates to fluctuations in interest rates from borrowings under its credit facility. Interest on AdaptHealth Holdings’ debt borrowings carries a floating interest rate which is tied to LIBOR, and therefore AdaptHealth Holdings is exposed to changes in interest rates.

AdaptHealth Holdings’ secured term loans and revolving credit facility expose it to variability in interest payments due to changes in interest rates. As of September 30, 2019, and December 31, 2018, the total amount of outstanding debt subject to interest rate fluctuations was $324.8 million and $134.9 million, which approximates fair value. A hypothetical 1% increase in the applicable interest rate on our variable-rate debt would result in an approximately $3.2 million and $1.3 million increase in our annual interest expense in 2019 and 2018, respectively.

AdaptHealth Holdings maintained interest rate swap agreements with notional amounts totaling $250 million and $85 million as of September 30, 2019 and December 31, 2018, respectively, with maturity dates through March 2024. These swap agreements convert a portion of AdaptHealth Holdings’ variable rate borrowings to a fixed rate. As of September 30, 2019 and December 31, 2018, the total fair value of these swap agreements was a liability of $10.7 million and $0.4 million, respectively, and an asset of $0 and $0.9 million, respectively.